Exhibit 99.1

BioSig To Host Presentations from Physician Users of its Signal Processing System for Arrhythmia Care during the annual Heart Rhythm 2021 convention

Confirmed speakers include the largest technology users from Mayo Clinic, Texas Cardiac Arrhythmia Institute, and University of Pennsylvania

Westport, CT, July 20, 2021 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that it would host two presentations from the physician users of its PURE EP™ System during the annual Heart Rhythm 2021 convention.

The presentation titled “PURE EP™ System: A New Standard in Signal Processing” will be held at 6:30 pm ET on Wednesday, July 28 at Oak and Rowan on 321 A Street, Boston. The faculty speakers leading the presentation include Pasquale Santangeli, M.D., Ph.D. at the Hospital of the University of Pennsylvania in Philadelphia, PA, Pedram Kazemian, M.D. of Deborah Heart and Lung Center in Browns Mills, NJ, and Miguel Valderrabano, M.D. of Houston Methodist in Houston, TX.

The second evening presentation titled “PURE EP™: Clinical Data to Clinical Applications” will be led by Christopher McLeod, M.D., Ch.B. of Mayo Clinic in Jacksonville, Florida, and Andrea Natale, M.D. of Texas Cardiac Arrhythmia Institute (TCAI) at St. David’s Medical Center in Austin, TX. The presentation will take place on Thursday, July 29, at 5:30 – 8 pm ET at Morton’s The Steakhouse, 2 Seaport Ln, Boston.

TCAI is the largest user of the Company’s technology with over 330 patient cases completed by ten physicians to date. Mayo Clinic in Jacksonville, FL, and the Hospital of the University of Pennsylvania are the second-and third-largest users with over 150 cases performed by each center, respectively.

“We would like to thank Drs. Natale, McLeod, Santangeli, and Kazemian, some of our most experienced technology users for their ongoing guidance as we expand our clinical footprint across the country. We are very grateful that they can share their experience using our technology and also discuss our clinical data with the broader audience during this pivotal time in our development. This is a unique opportunity for anyone who wishes to learn more about our technology and the impact it makes in the clinical practice,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

The annual Heart Rhythm 2021 convention takes place on July 28-31, 2021, at the Boston Convention and Exhibition Center in Boston, MA. The Company will be exhibiting at booth 849. BioSig’s executive leadership, clinical, commercial, and engineering teams will host a series of presentations that will showcase the latest clinical data and demonstrate the newest software features of its PURE EP™ System, the non-invasive class II device that aims to drive procedural efficiency and efficacy in electrophysiology. In addition, the Company announced that the PURE EP™ System would be featured in two clinical and scientific presentations on July 29, 2021.

To date, over 50 physicians have completed more than 1,100 patient cases with the PURE EP™ System across nine clinical sites. The PURE EP™ System has been awarded FDA 510(k) clearance. The Company commenced a targeted commercial launch in 2020 and completed commercial sales to St. David’s HealthCare of Austin, Texas, an HCA Healthcare-owned hospital, and Mayo Foundation for Medical Education and Research.

About Heart Rhythm 2021
Heart Rhythm 2021 will convene over 600 finest clinicians, scientists, researchers, and innovators in the field of cardiac pacing and electrophysiology who will lead 100+ sessions about pacing, defibrillation, clinical arrhythmia management, ablation, pharmacology, genetics, basic science, health policy, and more.

The Heart Rhythm Society’s Annual Scientific Sessions is a Heart Rhythm Society program. Heart Rhythm Society (HRS) is a 501c3 international nonprofit organization with a mission to improve the care of patients by promoting research, education, and optimal health care policies and standards. Founded in 1979, HRS is a leading resource on cardiac pacing and electrophysiology. This specialty organization represents medical, allied health, and science professionals from more than 70 countries who specialize in cardiac rhythm disorders.

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, the PURE EP™ System, is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording, and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements
This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x119